PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this "Agreement") is made as of the 8th day of June 2021 by CSRE Properties, LLC, a Georgia limited liability company ("Purchaser"), and MDRE-NORCROSS, LLC, a Maryland limited liability company ("Seller").

RECITALS

Seller is the fee simple owner of that certain parcel of real property located at 5295 Brook Hollow Parkway, Norcross, Georgia, as is more particularly described on Exhibit A (the "Real Property") attached hereto and incorporated herein, along with any Seller-owned improvements situated on such land (the "Improvements") and all Seller-owned personal property located on and exclusively serving such Improvements, if any (the "Personal Property"), together with all right, title, and interest of Seller in and to any land lying in the bed of any existing dedicated street, road, or alley adjoining thereto, all ships and gores adjoining thereto, and all rights, permits, ways, easements, privileges, and appurtenances thereunto belonging (collectively the "Property"). Seller desires to sell the Property to Purchaser, and Purchaser desires to purchase the Property from Seller, on the terms and conditions set forth below.

By execution of this Agreement, Purchaser expressly acknowledges that, prior to the date hereof, Seller has executed a Purchase Agreement to sell the Property to another potential purchaser (the "Current Contract"). The effectiveness and enforceability of this Agreement on Seller is expressly conditioned upon the termination of the Current Contract. In the event the Current Contract is terminated, Seller will provide prompt written notice of same to Purchaser (the “Effectiveness Notice”) and the “Effective Date” for all purposes hereunder shall be the date which is three (3) business days after the date of the Effectiveness Notice. In the event the Property is conveyed pursuant to the Current Contract, this Agreement shall automatically be deemed null and void and Seller shall thereafter have no liability to Purchaser whatsoever hereunder, at law or in equity.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.       Incorporation of Recitals. The foregoing Recitals are hereby incorporated herein by reference as a substantive part of this Agreement.

2.       Purchase and Sale of the Prope1ty. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Property in accordance with the terms of this Agreement.

3, Purchase Price: Terms of Payment: Duties of Escrow Agent: Inspection Period.

3.1.             Purchase Price. The aggregate purchase price for the Property ("Purchase Price") shall be Six Million Five Hundred Fifty Thousand Dollars ($6,550,000.00). The Purchase Price is subject to adjustments and prorations as set forth below and in Section 5.

3.2.	Terms of Payment. The Purchase Price shall be paid by Purchaser as follows:

3.2.1.	On or before 5:00 pm on the third (3rd) business day after the Effective

 Date, Purchaser shall deposit One Hundred Seventy-Five Thousand Dollars ($175,000.00) (the "Deposit") with Commercial Settlement Services, LLC (the "Escrow Agent"). The Deposit shall be held by the Escrow Agent in a non-interest-bearing account and paid according to the terms hereof, including, without limitation, the provisions of Section 3.4.1 below.

3.2.2. Upon Closing (as defined in Section 4) under this Agreement, the remainder of the Purchase Price, beyond the Deposit, subject to adjustments and prorations provided herein, shall be paid by wire transfer of funds to the Escrow Agent for disbursement at Closing in accordance with the settlement statement.

3.3.             Duties of Escrow Agent. The Escrow Agent agrees to hold all sums constituting the Deposit if and when made, as escrowee, in strict compliance with the provisions of this Agreement. The Escrow Agent acts hereunder as a depository only and is not responsible or liable in any manner whatsoever for the (i) sufficiency, correctness, genuineness or validity of any written instrument, notice or evidence of a party's receipt of any instruction or notice which is received by the Escrow Agent, or (ii) identity or authority of any person executing such instruction, notice or evidence. The Escrow Agent shall not be responsible for the solvency or financial stability of any financial institution with which Escrow Agent is directed to invest funds escrowed hereunder. In the event of a dispute between the parties hereto with respect to the disposition of the amount held in escrow, the Escrow Agent shall be entitled, at its own discretion, to deliver such amount to an appropriate court of law pending resolution of the dispute.

3.4.	Inspection Period.

3.4.l. Inspection of Property. Within five (5) days after the Effective Date, Seller shall deliver to Purchaser each of the documents and other information listed on Exhibit B attached hereto to the extent in Landlord's actual possession ("Due Diligence Documents"): (a) most recent title insurance policy, (b) most recent survey, (c) most recent environmental reports, (d) copies of any existing casement documents, and (e) copies of most recent property tax records. Subject to the terms of Section 6.2 and 6.4, commencing on the Effective Date and continuing until the date that is fifteen (15) business days after the Effective Date (the "Inspection Period"), Purchaser and its agents, contractors and representatives shall have the right, upon at least 24 hours' prior notice (telephonic or electronic mail) to Seller, to enter onto the Property for purposes of conducting surveys, non-invasive soil tests, equipment studies, non-invasive engineering tests and such other non-invasive tests, investigations, studies, and inspections as Purchaser deems necessary or desirable to evaluate the Property, provided that all such tests, investigations, studies, and inspections shall be conducted at Purchaser's sole expense. During the Inspection Period, if Purchaser deems, in its sole and absolute discretion, to cease the transaction, Purchaser shall provide Seller with a notice of Purchaser's intent to terminate (the “Purchaser's Notice to Terminate”) prior to the expiration of the Inspection Period. If Purchaser fails to give to Seller the Purchaser's Notice to Terminate pursuant to this Section 3.4.1 on or before the last day of the Inspection Period, Purchaser shall conclusively be deemed to have elected to continue this Agreement and, except as otherwise set forth herein, Purchaser will be deemed to have waived its right to terminate this Agreement and the Deposit will be become non-refundable to Purchaser (except as otherwise set forth herein), but shall be applied to the Purchase Price at Closing. In the event Purchaser timely delivers the Purchaser's Notice to Terminate to Seller, Escrow Agent shall immediately refund to Purchaser the Deposit and any accrued interest thereon, with no further instruction from Purchaser or Seller, and upon receipt of such funds, Purchaser and Seller shall have no further liability or obligations under this Agreement.

3.4.2. Title Objections. Purchaser shall, at Purchaser's expense, obtain a title insurance commitment issued by the Escrow Agent (the “Title Commitment”) and if there is no existing survey or if Purchaser elects to update the existing survey, new survey of the Property (a “New Survey”, and together with the existing survey, the “Survey”). If Purchaser determines that any matter or matters shown on the Survey or the Title Commitment are unacceptable, Purchaser shall have until ten (10) days before the expiration of the Inspection Period to give notice to Seller of such objections which Purchaser may have to the Title Commitment and/or Survey (the "Title Objections"). If Purchaser fails to give any Notice of Title Objections to Seller by such date, Purchaser shall be deemed to have waived this right to object to any title exceptions or defects in the Title Commitment or the Survey. Prior to Closing, if any update or amendment to the Title Commitment is subsequently issued showing any additional exception to title which was not reasonably discoverable at the time of the Title Commitment, Purchaser shall be entitled to object to any such additional matter by delivering a notice of such Title Objections to Seller within five (5) business days of Purchaser's receipt of the title update or amendment, as applicable. If Purchaser fails to deliver a notice to Seller objecting to any matter set forth in any subsequent amendment or update to the Title Commitment by the time required in the foregoing, Purchaser shall be deemed to have approved such matters. All matters shown on the Title Commitment and Survey, and any amendment to the Title Commitment or Survey, or which would have been shown on a title commitment or survey or amendment thereto if such had been obtained by Purchaser, and which are not objected to pursuant to the terms herein, shall be deemed Permitted Exceptions. Within five (5) days after receipt of the Title Objections, Seller shall notify Purchaser either that: (i) Seller shall correct such Title Objections; or (ii) Seller shall not correct such Title Objections. In the event that Seller elects to correct such Title Objections, Seller shall correct such Title Objections at or prior to the Closing. In the event that Seller elects not to correct any such Title Objections, Purchaser shall have the right, in its sole discretion, to elect prior to

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the expiration of the Inspection Period to either: (i) waive such objection and accept title "as is"; or (ii) terminate this Agreement by notice to Seller on or before the expiration of the Inspection Period, in which event the Deposit shall be promptly returned to Purchaser and the parties hereto shall be released from any further liabilities or obligations hereunder, except for such liabilities or obligations that expressly survive termination of this Agreement. In the event Purchaser notifies Seller of any Title Objections, and Seller fails to notify Purchaser within the period set forth above of its election to cure or not cure such Title Objections, Seller shall be deemed to have elected not to cure such Title Objections. Notwithstanding the provisions of this Section 3.4.2 and regardless of whether included in the Title Objections, Seller shall, at Seller's sole expense, release at or prior to the Closing all monetary liens and encumbrances against the Property created by Seller.

4.                  Closing. Subject to satisfaction of the Closing Condition (as defined in Section 4.3 below), the closing of the purchase and sale of the Property (the "Closing") shall be held at the offices of the Escrow Agent at 11:00 a.m. (or another location agreed upon by the parties) on the date which is thirty (30) days after the expiration of the Inspection Period (the "Closing Date").

4.1.            Seller's Closing Deliverables. At the Closing, Seller shall deliver the following documents (collectively the "Closing Documents") and take such actions described below: (i) the transfer deed to the Real Property warranting against title defects arising by, through or under Seller (as a special warranty deed or a similar deed in the form customarily used for similar transactions in the state where the Real Property is located) executed and acknowledged by Seller and in proper form for recording, conveying the Real Property to Purchaser in accordance with this Agreement in the form approved by Seller prior to Closing (the "Deed"), (ii) a FIRPTA affidavit; (iii) a settlement statement conforming to the proration and other relevant provisions of this Agreement;

(iv) a bill of sale transferring the Personal Property to Purchaser (the "Bill of Sale"); and (v) an owner's affidavit of title, without indemnity, in form and substance approved by Seller, and with certifications limited to Seller's actual knowledge and excluding all matters discoverable within the public records.

4.2.	Purchaser's Closing Deliverables. At the Closing, Purchaser shall deliver the following:

(i) the Purchase Price as adjusted pursuant to the terms hereof; (ii) a settlement statement conforming to the proration and other relevant provisions of this Agreement; (iii) a countersigned original of the Bill of Sale; and (iv) any documentation as to authority of Purchaser to consummate the transactions contemplated herein as required by Escrow Agent.

4.3 Closing Condition. In the event Purchaser is unable to successfully negotiate a power agreement with Georgia Power per Purchaser's requirements for the Property by the Closing Date (the "Closing Condition"), within its sole and absolute discretion, Purchaser shall have a one-time right to extend the Closing Date for a period of up to thirty (30) days (the "Extension Period") by delivering notice of Purchaser's election to extend to Seller not later than three (3) days prior to the Closing Date, along with an extension fee of Fifty Thousand Dollars ($50,000.00) as consideration for the extension of the Closing Date (the "Extension Fee"). The Extension Fee shall be non-refundable to Purchaser, but half of the Extension Fee ($25,000.00) shall be applied to the Purchase Price at Closing. In the event Closing does not occur by the end of the Extension Period, this Agreement shall be automatically be deemed terminated, without the necessity of any notice whatsoever and, upon such termination, the Escrow Agent shall immediately deliver the Deposit to Seller and the parties hereto shall thereafter have no further obligations to the other.

5.	Closing Adjustments/Costs.

5.1.            Expense Adjustments. The following items of expense shall be adjusted as of l1:59 p.m., of the day immediately preceding the Closing Date such that Seller shall be responsible for all days prior to the Closing Date and Purchaser shall be responsible for the Closing Date and all days thereafter:

5.1.1.        Taxes. All city and county ad valorem taxes and similar impositions levied or imposed upon or assessed against the Property, for the year in which Closing occurs shall be prorated as of the Closing Date on a calendar year basis.

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5.1.2. Utilities. Fuel, water and sewer service charges, and charges for gas, electricity, telephone and all other public utilities actually incurred, collected, billed or paid. If there are meters on the Property measuring the consumption of water, gas or electric current, Seller shall cause such meters to be read not more than one (1) day prior to the Closing Date, and shall pay promptly all utility bills for which Seller is liable upon receipt of a statement therefor. Purchaser shall be liable for and shall pay all utility bills for services rendered after such meter readings. To the extent that meters are not read one (1) day prior to the Closing Date, then the parties shall estimate the amount of such utilities to be adjusted at the Closing based upon prior utility usage, and following the Closing, such adjustments shall be subject to verification in accordance with Section 5.2 hereof.

5.2.             Final Reconciliation. The adjustments described in this Section 5 shall be paid on the Closing Date. If the amount of any of the adjustments described in this Section 5 cannot be determined on the Closing Date, the adjustment therefor shall be made within thirty (30) days after the Closing Date by cashier's check. In making the adjustments required by this subsection, Seller shall be given credit for all amounts prepaid for the Closing Date and any period thereafter, and Seller shall be charged with any unpaid charges for the period prior to the Closing Date.

5.3.             Closing Costs. Purchaser shall pay all expenses of any due diligence searches, survey, examination of title and title insurance commitment as well as any costs or fees associated with Purchaser's financing documents and recordation thereof. All state, county, city, local, and municipal transfer and recordation taxes, if any, owing with respect to the sale of the Property, if any, shall be split equally by Purchaser and Seller. Each of Purchaser and Seller shall pay their own attorneys' fees and expenses incurred in connection with the negotiation of this Agreement and the Closing of the transactions contemplated hereby. Seller shall pay the cost of a title policy (including title premiums) having customary terms acceptable to Purchaser and Seller for coverage in the full amount of the Purchase Price. Some counties, cities, municipalities and other state subdivisions may require a certificate of occupancy, certificate of use or code compliance certificate and/or inspection ("Local Requirement") may be required in order to transfer and/or occupy the Property. If a Local Requirement is required for the Property to be transferred to or occupied by Purchaser, Purchaser waives such Local Requirements to the extent waivable. To the extent any such Local Requirement is not waivable by Purchaser, Purchaser shall comply with the Local Requirement at Purchaser's sole cost, including, without limitation, the correction of any violations or performance of other work which may be required in connection therewith. Seller makes no representation as to whether a Local Requirement applies. Purchaser shall indemnify, defend and hold Seller harmless from and against all fines, penalties, costs, expenses, claims and liabilities arising out of or relating to any Local Requirements.

6.                  Property Conditions. During the Inspection Period, Purchaser shall have the opportunity to conduct its own due diligence and inspections of the Property and to review all materials related to the Property, whether provided by Seller, Seller's agents or obtained on Purchaser's own behalf. Except for the express representations made in this Agreement, Purchaser acknowledges that its obligations under this Agreement are not in any way conditioned upon the accuracy or completeness of any information or materials provided to or obtained by Purchaser from any source.

6.1.            Return of Materials; No Financing Contingency. In the event this Agreement is terminated upon default for any reason, Purchaser shall return any Property Information (as hereinafter defined) to Seller and Purchaser shall deliver to Seller copies of any and all non-privileged third party reports obtained by Purchaser including, but not limited to, property condition reports, title commitments, surveys (including, without limitation, the New Survey), environmental and engineering reports, without any representation or warranty. Purchaser's obligations under this Agreement are not in any way contingent upon any financing. This Section 6. l shall survive any termination or expiration of this Agreement indefinitely.

6.2.             Environmental. Purchaser shall have the right to conduct a Phase I environmental study during the Inspection Period. Purchaser shall not have the right to conduct a Phase II environmental assessment or any other invasive testing (environmental, structural or otherwise) at the Property or take physical samples from the Property without the express prior written consent of Seller, which consent shall not be unreasonably withheld provided there are actionable findings in the Phase I study. If consent is given, additional insurance requirements for Purchaser, its agents, contractors and consultants shall apply, including pollution liability insurance.

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6.3.             Title. At Closing, title to the Property shall be marketable, and insurable, subject to all Permitted Exceptions. As used in this Agreement, the term "Permitted Exceptions" shall collectively mean: (a) the exceptions to title reflected in the Title Commitment and all amendments to the Title Commitment which are approved (or deemed approved) or waived by Purchaser pursuant to Section 3.4.2 above; (b) all matters reflected in the Survey and all amendments to the Survey which are approved (or deemed approved) or waived by Purchaser pursuant to Section 3.4.2 above, and, if no New Survey has been obtained, and all matters that would be shown on an accurate survey of the Property; (c) any matters created by or arising from the act, omission or acquiescence of Purchaser; (d) zoning ordinances and regulations and other legal requirements applicable to the Property; (e) the lien of real estate taxes and assessments and sewer and water rents not yet due and payable; and (e) any other matters expressly approved by Purchaser in writing under or in connection with this Agreement. There shall be no monetary liens created by Seller except those paid in full by Seller at Closing (the parties acknowledge and agree that Seller may use the proceeds from the Purchase Price to satisfy or remove such monetary liens at Closing.

6.4.             Conditions of Entry onto the Prope1ty. In the event Seller permits Purchaser or its agents to enter onto the Property (including, without limitation, for any entry during the Inspection Period pursuant to Section 3.4.1. above), such permission shall be subject to Purchaser's continuing compliance with each and all of the following conditions: (i) all such due diligence shall be conducted so as not to cause any unreasonable or material disruption to tenants or other occupants at the Property; (ii) Purchaser shall at all times comply with all laws, ordinances, rules and regulations applicable to the Property; (iii) Seller shall have the right to have a representative present; (iv) promptly after entry onto the Property, Purchaser shall restore or repair (to substantially the same condition it existed prior to the entry) any damage thereto caused by or otherwise arising from any act or omission by Purchaser, its agents, representatives or contractors; and (v) prior to any entry upon the Property by Purchaser, its agents, representatives or contractors, Purchaser shall furnish to Seller satisfactory evidence that Purchaser and its agents and contractors have procured comprehensive liability insurance from an insurer authorized to do business in the State of Maryland which is reasonably acceptable to Seller protecting Seller from claims for bodily injury or death in single limit amount of not less than $1,000,000.00 naming Seller as an additional insured. Purchaser shall indemnify, defend, reimburse, and hold and save Seller harmless from and against any and all loss, cost, damage, injury or expense arising out of or in any way related to the acts or omissions of Purchaser, its agents, employees and contractors, relating to any ent1y on any part of the Property (including, without limitation, any mechanics liens or material men's liens or similar monetary liens or encumbrances for services or materials ordered by or on behalf of Purchaser). The indemnification provision contained in this Section shall survive any termination or expiration of this Agreement indefinitely.

6.5.             Confidentiality. Any information provided to Purchaser by Seller or its agents pursuant to this Agreement including, without limitation, the Due Diligence Documents (collectively, the "Property Information"), is proprietary and confidential and has been delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser shall not use the Property Information for any purpose other than as set forth in the preceding sentence. Purchaser shall not disclose the Property Information to any person other than to those persons who are responsible for determining the feasibility of Purchaser's acquisition of the Property, which includes without limitation Purchaser's professional advisors and any lenders and investors, and who has agreed to preserve the confidentiality of such information as required hereby. Purchaser shall not divulge the contents of the Property Information and other information except in strict accordance with the confidentiality standards set forth in this Section 6.5. In permitting Purchaser to review the Property Information or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created. Section 6.5 shall survive any termination or expiration of this Agreement indefinitely.

(iii)	Disclosures; Sophisticated Purchaser. Prior to entering into this Agreement, Purchaser has received (or, to the extent not received, Purchaser irrevocably waives) all disclosure documents required to be provided by or on behalf of Seller or Seller's representatives. Reports furnished by or on behalf of Seller shall be for informational purposes only and are not made part of this Agreement unless required under applicable law. Purchaser (i) is a sophisticated purchaser, (ii) is capable of evaluating the merits and risks of purchasing the Property, (iii) understands and is able to bear the economic risks of purchasing the Property, including, without limitation, a total loss of investment and/or the risk that Purchaser may be required to hold the Property indefinitely.

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7.                   Representations and Warranties of Seller. Seller hereby makes the following representations and warranties, to its actual knowledge, all of which are made as of the Effective Date and shall be true and correct in all material respects on and as of the Closing Date.

7.1.             Enforceability; Authorization. This Agreement and the documents, affidavits, certificates and other instruments to be executed and delivered by Seller pursuant hereto are, or will be when executed and delivered by Seller, the legal, valid and binding obligations of Seller and enforceable against Seller in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, receivership and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (whether applied by a court of law or equity). Seller has obtained all consents necessary for, and possesses full authority and legal right to authorize Seller's entry into and performance of this Agreement, the documents, affidavits, certificates and other instruments to be executed and delivered by Seller pursuant hereto and/or the transactions contemplated hereby or thereby. ·

7.2.             Litigation. Except as may be disclosed to Purchaser on or prior to the date of this Agreement, Seller has no actual knowledge of any pending litigation against the Property which would have a material adverse effect.

7.3 Violations. Seller has not received written notice from any governmental authority regarding any existing violations of any applicable laws with respect to the Property.

7.4.             FIRPTA. Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the "Code"), and the sale of the Property is not subject to the federal income tax withholding requirements of such section of the Code.

7.5.             As-Is Purchase. Purchaser hereby agrees and acknowledges that, except as otherwise expressly set forth in this Agreement, neither Seller nor any principal (direct or indirect), affiliate, agent, attorney, employee or representative of Seller has made any representation or warranty whatsoever regarding the subject matter of this transaction, or any part thereof, including (without limiting the generality of the foregoing) representations as to the physical nature or physical condition of the Property or the capabilities thereof, and that Purchaser, in executing, delivering and/or performing this Agreement, does not rely upon any statement and/or information to whomever made or given, directly or indirectly, orally or in writing, by any individual, firm or entity. Accordingly, Purchaser agrees that the Property shall be deemed acceptable to Purchaser and the acquisition of the Property shall be on an "as is, where is" basis, with all faults, subject to the provisions of this Agreement. Purchaser further acknowledges that Seller would not agree to sell the Property to Purchaser for the Purchase Price stated herein without the disclaimers, agreements and other statements set forth in this Section. SELLER MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE PHYSICAL CONDITION OF THE PROPERTY OR THE SUITABILITY THEREOF FOR ANY PURPOSE. SELLER HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER WARRANTIES OR REPRESENTATIONS AS TO THE PHYSICAL CONDITION OF THE PROPERTY. Purchaser has conducted such investigations of the Property, including but not limited to, the physical and environmental conditions thereof, as Purchaser deemed necessary or desirable to satisfy itself as to the condition of the Property and the existence or nonexistence or curative action to be taken with respect to any hazardous materials, including, without limitation, lead paint on or discharged from the Property, and Purchaser will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto.

8.                  Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that as of the Effective Date and as of the date of Closing the following shall be true and correct in all material respects: (i) Purchaser is a limited liability company and is in good standing in State of Georgia; (ii) this Agreement and the documents, affidavits, certificates and other instruments to be executed and delivered by Purchaser pursuant hereto are, or will be when executed and delivered by Purchaser, legally binding on, and enforceable against, Purchaser in accordance with their respective terms except as the same may be limited by applicable bankruptcy, insolvency, reorganization, receivership and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (whether applied by a court of law or equity); and (iii) neither the

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execution of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any agreement or instrument to which Purchaser is a party.

9.                  Condemnation and Casualty. If prior to the Closing Date Seller receives written notice of any pending or threatened condemnation proceedings or actions or if there occurs any damage, destruction or casualty with respect to all or any portion of the Property, Seller shall promptly notify Purchaser thereof in writing. In the event there occurs: (i) any actual or pending condemnation of any portion of the Property; or (ii) any casualty for which the uninsured cost to repair exceeds $500,000.00, Purchaser shall have the right to terminate this Agreement by giving notice to Seller within ten (10) days after receipt of Seller's notice advising Purchaser of the occurrence of any such casualty or condemnation. If: (i) Purchaser fails to notify Seller of Purchaser's election to terminate this Agreement within such 10-day period or is otherwise not permitted to terminate; or (ii) Purchaser elects to proceed to Closing and not terminate this Agreement, then Purchaser shall proceed to Closing, without adjustment of the Purchase Price, subject to such condemnation or casualty, in which event at Closing, Seller shall, as applicable: (A) assign to Purchaser any condemnation award or rights thereto paid or payable or otherwise accruing to Seller on account of such condemnation; or (B) assign to Purchaser all of Seller's right, title and interest in and to the proceeds of any casualty insurance payable to Seller on account of such casualty and pay to Purchaser an amount equal to any deductible or coinsurance applicable to the casualty insurance under such insurance policies. If Purchaser timely elects to terminate this Agreement as aforesaid, Escrow Agent shall return the Deposit to Purchaser, and neither Purchaser nor Seller shall have any further rights or liability under this Agreement except for such rights and liabilities as expressly survive termination hereof.

10.	Breach/Termination.

I 0.1. Breach by Seller. If Seller shall fail to perform its covenants or agreements required to be performed hereunder and such failure shall continue for three (3) days after written notice from Purchaser, or if any of Seller's representations and warranties set forth in this Agreement arc not true and correct in all material respects on the date hereof or on the Closing Date, Purchaser shall have the right, at its sole and exclusive options, to either: (i) terminate this Agreement and receive a refund of the Deposit, and, upon receipt of the Deposit, neither party shall have any further rights or obligations to the other under this Agreement except such rights and obligations as expressly survive termination of this Agreement; or (ii) solely for Seller's failure to convey the Deed to the Property to Purchaser at Closing, seek specific performance for Seller's failure to convey such Deed: provided, however, (A) Purchaser shall only be entitled to specific performance if (x) any such suit for specific performance is filed within ten (10) days after the scheduled Closing Date, and (y) Purchaser is not in default of any material terms under this Agreement beyond any applicable grace, notice or cure period. For purposes of clarification, the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Purchaser may not seek any other remedies either at law or in equity in connection with or arising from this Agreement or the transactions contemplated hereby. In the event of a successful specific performance action by Purchaser, the full Purchase Price, less all actual and reasonable out-of-pocket expenses incurred by Purchaser in connection with such specific performance proceeding, shall be paid to Seller at the time of Closing.

10.2.          Breach by Purchaser. If Purchaser shall fail to perform any of the covenants or agreements to be performed by it hereunder and such failure shall continue for three (3) days after written notice from Seller, or if any of Purchaser's representations and warranties set forth herein shall not be true and collect in all material respects as of the date made or deemed made, Seller's sole and exclusive remedy shall be to terminate this Agreement and receive the entire Deposit as liquidated damages for such Purchaser default (Escrow Agent to pay the Deposit to Seller upon Seller's request), all other claims for losses, damages, costs and expenses being waived hereby (except claims relating to Purchaser's obligations under Sections 6 and 11). Purchaser and Seller hereby acknowledge and agree that the actual damages suffered by Seller as a result of such breach by Purchaser would be impracticable, extremely difficult or impossible to determine and the parties agree that the amount of the Deposit shall be the amount of damages to which Seller is entitled in such event and that the amount of such liquidated damages is reasonable and does not constitute a penalty.

10.3.          Litigation Costs. In the event of any litigation between the parties with respect to this Agreement, including any action for specific performance that may be brought by Purchaser as provided above, the prevailing patty shall be entitled to recover reasonable attorney's fees and expenses.

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11.          Brokers. Seller has engaged Spiller Industrial Real Estate Advisors, LLC ("Spiller") as its listing broker and Purchaser has engaged Stowers & Company ("Stowers") as its listing broker Seller shall be responsible for paying a commission at Closing in an amount equal to four percent 4% of the Purchase Price, one-half (1/2) to Spiller and one-half (1/2) to Stowers. Except as set forth in the foregoing, neither Seller nor Purchaser shall have any liability to any other broker for compensation, commission or otherwise. Purchaser shall be solely liable for any commissions in connection with Purchaser's financing of the acquisition of the Property. Each patty agrees that it shall indemnify, defend and save the other harmless from and against any cost, expense, claim, loss, liability or damages, including reasonable attorneys' fees, and court costs, resulting from a breach of the foregoing representation and warranty or covenant by such party. The provisions of this Section shall survive Closing or termination of this Agreement indefinitely.

12.              Entire Agreement/Modification. This Agreement, including the exhibits attached hereto, and the Closing Documents contain the entire agreement between the patties relating to the conveyance of the Property. All prior negotiations between the parties and any other documents and materials received by Purchaser from or on behalf of Seller are merged into this Agreement and there are no promises, agreements, conditions, unde1takings, warranties or representations, oral or written, express or implied, between Purchaser and Seller other than as set forth in this Agreement, exhibits attached hereto, and the Closing Documents. None of Seller's representations or warranties shall survive the Closing and all representations and warranties shall be deemed to merge into the deed. No change or modification of this Agreement or any of the Closing Documents shall be valid unless the same is in writing and signed by each of the parties hereto or thereto. No waiver of any of the provisions of this Agreement or any of the Closing Documents executed or to be executed in connection herewith shall be valid unless in writing and signed by the patty against whom it is sought to be enforced. Notwithstanding the foregoing, in the event that Purchaser and Seller agree to and execute any written amendment or other document modifying this Agreement, which does not directly modify the obligations of the Escrow Agent hereunder, the Escrow Agent shall not be required to execute such amendment or other agreement in order for the document to be fully effective and enforceable.

13.	Miscellaneous.

13.1.         Binding Effect: No recordation. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the respective personal representatives, successors and permitted assigns of the parties hereto. Purchaser may not assign or record all or any part of this Agreement without the express prior written consent of Seller. Despite the foregoing. Purchaser may assign this Agreement to any entity wholly owned, directly or indirectly, by Purchaser; provided, however, that, in such event, the undersigned Purchaser shall remain liable for the obligations of Purchaser under this Agreement.

13.2.         Governing Law; Venue. The provisions of this Agreement shall be governed by the laws of the State of Georgia, without regard to the conflict of laws provisions thereof. Any suit involving any dispute or matter arising under this Agreement may only be brought the Circuit Court for Gwinnett County, Georgia; provided, that if any such action or proceeding arises under the Constitution, laws or treaties of the United States of America, or if there is a diversity of citizenship between the parties thereto, so that it is to be brought in a United States District Court, it may be brought in the United States District Court for the District of Georgia. All of the patties hereto hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

13.3.          Notices. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively a "notice") required or permitted under this Agreement must be in writing and delivered

(i) personally, or (ii) sent by certified or registered mail, postage prepaid, return receipt requested, or (iii) by a nationally recognized overnight courier. A notice must be addressed to a party as indicated below. Any notice hereunder shall be deemed duly delivered (x) when delivered, with written receipt, if personally delivered or delivered by nationally recognized overnight courier, (y) or upon actual delive1y or refusal of delive1y, if mailed by certified mail, return receipt requested, postage prepaid, or (z) when delivered via email to the email address indicated herein with electronic delivery receipt. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees. Purchaser's notice

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address: 8475 S. Eastern Ave. Suite 200 Henderson, NV 89123, Email: Legal@Cleanspark.com; Seller's notice address: c/o MDRE Equities, 201 West Padonia Road, Suite 100, Timonium, Maryland 21093; With a copy to: Abramoff Neuberger LLP, Attn: Paul J. Burt, Esquire, 2850 Quarry Lake Drive, Suite 300, Baltimore, MD 21209, Email: pburt@abrneu.com; Escrow Agent's notice address: 100 Painters Mill Road, Suite 200, Owings Mills, Maryland 21117.

13.4.         Incorporation. Each and all of the exhibits and schedules attached hereto are hereby incorporated into this Agreement by reference.

13.5.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument; provided, however, in no event shall this Agreement be effective unless and until signed by all parties hereto. Fax or email copies of this Agreement shall be sufficient for all purposes.

13.6.         Risk of Loss. Risk of loss or damage from fire or other casualty is assumed by Seller until the earlier of Purchaser's or Escrow Agent's receipt of the deed conveying the Properly to Purchaser.

13.7.          Rules of Construction. Section captions used in this Agreement are for convenience only and shall not affect the construction of the Agreement. All references to "Sections", without reference to a document other than this Agreement are intended to designate articles and sections of this Agreement, and the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section, unless specifically designated otherwise. The use of the term "including" shall mean in all cases "including but not limited to," unless specifically designated otherwise. No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or ce11ificates executed pursuant hereto, or any provisions of any of the foregoing.

13.8.          Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act or event from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday or legal holiday in Georgia, in which event the period runs until the end of the next day which is not a Saturday, Sunday or such legal holiday.

13.9.	Time of the Essence. Time shall be of the essence under this Agreement.

13.10.      No Third Party Beneficiaries. None of the rights or obligations provided hereunder shall inure to the benefit of any third party.

13.11.      Waiver of Trial by Jury. THE PARTIES HERETO HEREBY AGREE TO WAIVE ANY RIGHTS THEY MIGHT OTHERWISE HAVE TO A TRIAL BY JURY UNDER ANY PROVISION OF ANY APPLICABLE LAW.

13.12.      Tax-Deferred Exchange. Purchaser or Seller may consummate the purchase of the Prope1ty as part of a like kind exchange pursuant to Section I031 of the Internal Revenue Code (the "Exchange"), provided that: (i) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to such patty's obligations under this Agreement; (ii) the Exchange shall be effected through an assignment of this Agreement, or rights under this Agreement, to a qualified intermediary; and (iii) the requesting party or parties (as applicable) shall each pay their own costs and expenses for facilitating the Exchange. The non-requesting party shall not by this agreement or acquiescence to the Exchange have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the requesting party that the Exchange in fact complies with Section 1031 of the Code. Seller may extend the date for Closing, in its sole discretion, for up to one hundred twenty (l 20) days to accommodate an Exchange.

[Signatures appear on the following page]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

WITNESS:	SELLER:

MDRE-Norcross, LLC

By: /s/ Ernest L. Moyer
Name: Ernest L. Moyer
Title:: Managing Member

WITNESS:	PURCHASER:

CSRE Properties, LLC

	By: /s/ Zachary Bradford	(SEAL)
Name: Zachary Bradford
Title: Chief Executive Officer

JOINDER

Commercial Settlement Services, LLC joins herein to evidence its agreement to fulfill any and all obligations of Escrow Agent set forth in this Agreement.

 Commercial Settlement Services, LLC

By: _____________________________

Name: ___________________________

Title: ____________________________

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EXHIBIT A

Property Description

ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lot 213 of the 6th Land District, Gwinnett County, Georgia, and being more particularly described as follows:

COMMENCE from the point of intersection of the southwesterly right-of-way line of Pinnacle Way (having a variable width right-of-way) and the northwesterly right-of-way line of Brookhollow Parkway (having a 100 foot wide right-of-way) if the right-of-way lines were extended to form a point of intersection rather than a miter and along said northwesterly right-of-way line of Brookhollow Parkway the following four courses and distances: thence South 59 degrees 08 minutes 22 seconds West a distance of 15.39 feet to a point; thence South 59 degrees 08 minutes 22 seconds West a distance of 112.74 feet to a point; thence South 30 degrees 51 minutes 37 seconds East a distance of 25.00 feet to a point; thence South 59 degrees 08 minutes 22 seconds West a distance of 66.27 feet to a iron pin found (one-half inch rebar); being THE TRUE POINT OF BEGINNING; thence from THE TRUE POINT OF BEGINNING AS THUS ESTABLISHED and continuing along said northwesterly right-of-way line of Brookhollow Parkway the following two courses and distances: South 59 degrees 13 minutes 08 seconds West a distance of 60.75 feet to a point; thence along a curve to the left having a radius of 1,004.93 feet, an arc length of 493.17 feet, being subtended by a chord bearing of South 45 degrees 03 minutes 42 seconds West and a chord distance of 488.24 feet to a iron pin found (one-half inch rebar); thence departing said northwesterly right-of-way line of Brookhollow Parkway North 35 degrees 21 minutes 03 seconds West a distance of 411.48 feet to a iron pin found (one-half inch rebar); thence South 87 degrees 49 minutes 02 seconds West a distance of 77.40 feet to a iron pin found (one-half inch rebar); thence North 34 degrees 05 minutes 02 seconds West a distance of 230.33 feet to a iron pin found (one-half inch rebar); thence North 30 degrees 06 minutes 34 seconds East a distance of 69.14 feet to a iron pin set (one-half inch rebar); thence North 06 degrees 03 minutes 52 seconds East a distance of 50.46 feet to a iron pin set (one-half inch rebar); thence North 56 degrees 35 minutes 46 seconds East a distance of 59.75 feet to a iron pin set (one-half inch rebar); thence North 86 degrees 18 minutes 24 seconds East a distance of 51.50 feet to a iron pin set (one-half inch rebar); thence North 84 degrees 06 minutes 35 seconds East a distance of 39.03 feet to a iron pin set (one-half inch rebar); thence North 75 degrees 08 minutes 37 seconds East a distance of 116.03 feet to a iron pin set (one-half inch rebar); thence North 78 degrees 15 minutes 03 seconds East a distance of 50.40 feet to a iron pin found (one-half inch rebar); thence North 78 degrees 52 minutes 07 seconds East a distance of 46.95 feet to a iron pin set (one-half inch rebar); thence North 84 degrees 28 minutes 53 seconds East a distance of 112.95 feet to a iron pin found (one-half inch rebar); thence South 49 degrees 17 minutes 14 seconds East a distance of 98.89 feet to a iron pin set (one-half inch rebar); thence South 70 degrees 15 minutes 50 seconds East a distance of 16.01 feet to a iron pin found (one-half inch rebar); thence South 31 degrees 47 minutes 12 seconds East a distance of 199.81 feet to a point; thence South 45 degrees 24 minutes 01 seconds East a distance of 44.39 feet to a iron pin set (one-half inch rebar); thence South 48 degrees 10 minutes 59 seconds East a distance of 54.84 feet to a iron pin set (one-half inch rebar); thence South 46 degrees 11 minutes 11 seconds East a distance of 50.27 feet to a iron pin set (one-half inch rebar); thence South 68 degrees 06 minutes 36 seconds East a distance of 41.14 feet to an iron pin found (one-half inch rebar) on the said northwesterly right-of-way of Brookhollow Parkway being THE TRUE POINT OF BEGINNING; shown as containing 7.332 acres, on that certain plat of survey entitled "ALTA/ACSM Survey for MDRE-Norcross, LLC, Transwestern Pinnacle Center, L.L.C., JP Morgan Chase Bank, Stewart Title Guaranty Company", prepared by Hayes, James & Associates, bearing the seal and certification of LeRoy W. James, Georgia Registered Land Surveyor No. 1795, dated October 5, 2004; which description is the same as the property known as Tract 1B on the Exemption Plat of Pinnacle Center Unit II, Lot 1, recorded in Plat Book 106, Page 79, Records of Gwinnett County, Georgia.

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TOGETHER WITH and benefiting the subject property, the easement created in that certain Declaration of Easement and Maintenance Agreement by Petula Associates, Ltd., an Iowa corporation, dated July 24, 1996, filed for record July 31, 1996 at 1:11 p.m., recorded in Deed Book 13013, Page 101, Records of Gwinnett County, Georgia.

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EXHIBIT B

Due Diligence Documents

(i)	Current Existing title.
(ii)	Current Survey.
(iii)	Existing Environmental Reports.
(iv)	Existing Easement Documents
(v)	Current State and Gwinnett County Tax records.

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